Exhibit 99.1

AMETEK ANNOUNCES THIRD QUARTER RESULTS

AND RAISES 2018 GUIDANCE

— Reports third quarter sales up 10% over prior year —

— Delivers diluted earnings per share of $0.82, up 24% over prior year —

— Increases 2018 earnings guidance to $3.25—$3.27 per diluted share —

— Deploys $565 million on two acquisitions —

— Announces increase in revolving credit facility from $850 million to $1.5 billion —

BERWYN, PA, NOVEMBER 1, 2018 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the third quarter ended September 30, 2018.

AMETEK’s third quarter 2018 sales were $1.19 billion, up 10% compared to the third quarter of 2017, with organic sales growth of 7%. Operating income in the quarter increased 15% to $265.3 million and operating income margins were 22.2%, up 100 basis points versus the prior-year period. Earnings in the quarter were $0.82 per diluted share, up 24% compared to the third quarter of 2017.

“I am very pleased with our results for the quarter. Organic sales growth was above our expectations and remains broad based across our businesses and geographies,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “We expanded margins significantly and delivered strong earnings growth in the quarter, reflecting the strength of our operating model, while increasing our earnings guidance for the full year.”

“We also continue to successfully deploy our strong cash flows on acquisitions, announcing today that we deployed $565 million on two highly strategic acquisitions. We remain very well positioned to continue our acquisition strategy with today’s announcement of an extended and upsized revolving credit facility providing us with added flexibility,” continued Mr. Zapico.

Electronic Instruments Group (EIG)

In the third quarter of 2018, sales for EIG were $742.0 million, an increase of 10% compared to the same quarter of 2017. Operating income for the quarter was $190.3 million, up 17% over the same period last year, and operating margins expanded 130 basis points to 25.6%.

“EIG performed extremely well in the quarter, delivering strong sales growth and exceptional operating performance with robust operating margin expansion. The sales growth was driven by 7% organic growth and the contributions from the acquisitions of Motec, Soundcom and Arizona Instrument,” commented Mr. Zapico.

Electromechanical Group (EMG)

EMG’s sales in the third quarter were $450.9 million, up 9% over the same quarter last year. EMG operating income in the quarter was $92.7 million, up 11% compared to the third quarter of 2017, and operating margins expanded 50 basis points to 20.6%.

“EMG also had a great quarter with strong sales and operating performance. Sales were up nicely on 7% organic sales growth and the contribution from the acquisition of FMH Aerospace,” noted Mr. Zapico.

2018 Outlook

“Our businesses have performed exceedingly well through the first three quarters of the year, firmly positioning the company to report record results in 2018. Our success this year demonstrates the strength of AMETEK’s business model,” commented Mr. Zapico.

“Following these outstanding results, we are again raising guidance for 2018. We now expect earnings per diluted share for the year to be in the range of $3.25 to $3.27, up 25% over 2017’s adjusted diluted earnings per share. This is an increase from our previous guidance range of $3.16 to $3.20 per diluted share. We expect overall sales for the year to be up low double digits on a percentage basis, with organic sales now up mid to high single digits,” he added.

“Overall sales in the fourth quarter of 2018 are expected to be up approximately 10% versus the prior-year period, with organic sales up mid-single digits. Fourth quarter earnings are expected to be in the range of $0.82 to $0.84 per diluted share, up 17% to 20% over the prior year’s adjusted earnings.”

Conference Call

AMETEK will webcast its third quarter 2018 investor conference call on Thursday, November 1, 2018, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of approximately $4.8 billion. AMETEK’s growth model is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Forward-looking Information

Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:

AMETEK, Inc.

Kevin Coleman

Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247

(Financial Information Follows)

AMETEK, Inc.

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017 (1)	2018	2017 (1)
Net sales	$1,192,962	$1,084,799	$3,574,544	$3,157,085

Cost of sales	782,994	722,127	2,351,042	2,091,720
Selling, general and administrative	144,702	132,634	429,982	388,331

Total operating expenses	927,696	854,761	2,781,024	2,480,051

Operating income	265,266	230,038	793,520	677,034
Interest expense	(19,391)	(24,709)	(61,861)	(73,777)
Other expense, net	(945)	(902)	(2,684)	(4,053)

Income before income taxes	244,930	204,427	728,975	599,204
Provision for income taxes	53,717	50,896	162,562	156,266

Net income	$191,213	$153,531	$566,413	$442,938

Diluted earnings per share	$0.82	$0.66	$2.43	$1.91

Basic earnings per share	$0.83	$0.67	$2.45	$1.93

Weighted average common shares outstanding:
Diluted shares	233,250	232,253	233,171	231,615

Basic shares	231,502	230,439	231,227	230,049

Dividends per share	$0.14	$0.09	$0.42	$0.27

(1)

- The three and nine months ended September 30, 2017 have been restated to reflect the adoption of new accounting guidance in 2018, which resulted in the presentation of $2.8 million and $8.5 million, respectively, of other net periodic benefit income in Other expense, net rather than in Operating income, with no change in Net income.

AMETEK, Inc.

Information by Business Segment

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net sales:
Electronic Instruments	$742,041	$671,606	$2,202,925	$1,949,038
Electromechanical	450,921	413,193	1,371,619	1,208,047

Consolidated net sales	$1,192,962	$1,084,799	$3,574,544	$3,157,085

Operating income:
Segment operating income:
Electronic Instruments	$190,313	$162,988	$567,503	$482,004
Electromechanical	92,667	83,110	277,919	246,021

Total segment operating income	282,980	246,098	845,422	728,025
Corporate administrative expenses	(17,714)	(16,060)	(51,902)	(50,991)

Consolidated operating income	$265,266	$230,038	$793,520	$677,034

AMETEK, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$518,721	$646,300
Receivables, net	714,929	668,176
Inventories, net	620,149	540,504
Other current assets	144,816	79,675

Total current assets	1,998,615	1,934,655
Property, plant and equipment, net	487,425	493,296
Goodwill	3,263,663	3,115,619
Other intangibles, investments and other assets	2,358,340	2,252,494

Total assets	$8,108,043	$7,796,064

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$68,722	$308,123
Accounts payable and accruals	901,179	830,540

Total current liabilities	969,901	1,138,663
Long-term debt, net	1,832,547	1,866,166
Deferred income taxes and other long-term liabilities	793,686	763,602
Stockholders’ equity	4,511,909	4,027,633

Total liabilities and stockholders’ equity	$8,108,043	$7,796,064